UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2023

WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

220 Occidental Avenue South

Seattle, Washington 98104-7800

(Address of principal executive offices)

(zip code)

Registrant’s telephone number, including area code:

(206) 539-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.25 per share	WY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:

☐  Emerging growth company

☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Section 1.    Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement.

On May 15, 2023, Weyerhaeuser Company (“Weyerhaeuser”) entered into an underwriting agreement (“Underwriting Agreement”) with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc. and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein, pursuant to which the underwriters agreed to purchase from Weyerhaeuser $750,000,000 aggregate principal amount of its 4.750% Notes due 2026 (the “Notes”). The Notes were issued pursuant to an Indenture dated as of April 1, 1986 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture thereto dated as of February 15, 1991, a Second Supplemental Indenture thereto dated as of February 1, 1993, a Third Supplemental Indenture thereto dated as of October 22, 2001, a Fourth Supplemental Indenture thereto dated as of March 12, 2002 and a Fifth Supplemental Indenture thereto dated as of March 30, 2020, each between Weyerhaeuser and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank and Chemical Bank), a national banking association, as trustee, and the Officers’ Certificate of Weyerhaeuser dated as of May 17, 2023, establishing the terms of the Notes (the “Officers’ Certificate”, and together with the Base Indenture, as amended and supplemented, the “Indenture”). The sale of the Notes closed on May 17, 2023.

The Notes bear interest at the rate of 4.750% per year, accruing from May 17, 2023. Interest on the Notes will be payable on May 15 and November 15 of each year, beginning on November 15, 2023. The Notes will mature on May 15, 2026. Weyerhaeuser may at its option redeem some or all of the Notes at any time prior to maturity at a redemption price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as specified in the Notes, plus 20 basis points, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. Additionally, upon the occurrence of both (1) a change of control of Weyerhaeuser and (2) a below investment grade debt rating by each of Moody’s Investors Service, Inc. and S&P Global Ratings, a division of S&P Global Inc., within a specified period, Weyerhaeuser would be required to offer to redeem the Notes at 101% of the aggregate principal amount of the Notes outstanding, plus accrued but unpaid interest, if any, to but not including the repurchase date.

The Notes are unsecured and unsubordinated obligations of Weyerhaeuser and rank equally in right of payment with all of Weyerhaeuser’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The public offering price for the Notes was 99.672% of the principal amount. Weyerhaeuser received net proceeds of approximately $743 million from the sale of the Notes and intends to use such net proceeds for general corporate purposes, including repaying or otherwise refinancing certain of its existing indebtedness.

The Notes were offered and sold pursuant to Weyerhaeuser’s automatic shelf registration statement on Form S-3 (Registration No. 333-256995) under the Securities Act of 1933, as amended. Weyerhaeuser has filed with the Securities and Exchange Commission a prospectus supplement, dated May 15, 2023, together with the accompanying prospectus, dated June 10, 2021, relating to the offering and sale of the Notes.

The foregoing description of certain terms of the Underwriting Agreement and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, the Officers’ Certificate and the form of Notes, which are filed with this report as Exhibits 1.1, 4.2 and 4.3, respectively, and are incorporated herein by reference.

Section 2.    Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in this Current Report under Item 1.01 is incorporated into this Item 2.03 by reference.

Section 9.    Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits. The following items are filed as exhibits to this report.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of May 15, 2023, by and among Weyerhaeuser Company and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc. and Scotia Capital (USA) Inc.

4.1	Indenture, dated as of April 1, 1986, between Weyerhaeuser Company and The Bank of New York Mellon Trust Company, N.A. (incorporated by reference from the Registration Statement on Form S-3, Registration No. 333-36753)

4.2	Officers’ Certificate of Weyerhaeuser Company dated as of May 17 2023, establishing the Notes and their terms

4.3	Form of 4.750% Global Note due 2026 (included in Exhibit 4.2)

5.1	Opinion of Cravath, Swaine & Moore LLP, relating to the Notes

5.2	Opinion of Jose Quintana, Esq., Senior Counsel of Weyerhaeuser Company, relating to the Notes

8.1	Opinion of Covington & Burling LLP, as to certain tax matters relating to the Notes

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)

23.2	Consent of Jose Quintana, Esq., Senior Counsel of Weyerhaeuser Company (included in Exhibit 5.2)

23.3	Consent of Covington & Burling LLP (included in Exhibit 8.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WEYERHAEUSER COMPANY

By:	/s/ Kristy T. Harlan
Name:	Kristy T. Harlan
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: May 17, 2023